As filed with the Securities and Exchange Commission on July 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8627710
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices, including zip code)

__________________________

1ST MANATEE BANK

AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

__________________________

Richard Murray, IV
President and Chief Executive Officer
813 Shades Creek Parkway, Suite 100
Birmingham, Alabama 35209
(205) 313-8100

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:
Andrew S. Nix, Esq. J. Ryan Brooks, Esq.
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203
(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $0.01 per share, of National Commerce Corporation	3,108 shares	$23.38 per share	$72,665.04	$9.05

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the 1st Manatee Bank Amended and Restated Incentive Stock Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

Pursuant to Rule 457(h) under the Securities Act, the offering price is estimated solely for the purpose of determining the registration fee and is based on the exercise prices of the options granted under the Plan.

2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*           This Registration Statement on Form S-8 (this “Registration Statement”) is being filed in order to register 3,108 shares of common stock, $0.01 par value per share (the “Common Stock”), of National Commerce Corporation (the “Registrant”), which may be issued pursuant to the terms and conditions of the 1st Manatee Bank Amended and Restated Incentive Stock Option Plan (the “Plan”).

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428 under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209; telephone: (205) 313-8100; Attention: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission, are incorporated by reference and made a part hereof (except for information that is furnished but not filed):

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 9, 2018;

2. The Registrant’s Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2018, filed with the Commission on May 10, 2018;

3. The Registrant’s Current Report on Form 8-K, dated January 1, 2018 and filed with the Commission on January 5, 2018;

4. The Registrant’s Current Report on Form 8-K/A, dated January 1, 2018 and filed with the Commission on January 5, 2018;

5. The Registrant’s Current Report on Form 8-K, dated January 16, 2018 and filed with the Commission on January 19, 2018;

6. The Registrant’s Current Report on Form 8-K, dated January 24, 2018 and filed with the Commission on January 25, 2018;

7. The Registrant’s Current Report on Form 8-K, dated February 7, 2018 and filed with the Commission on February 7, 2018;

8. The Registrant’s Current Report on Form 8-K, dated March 20, 2018 and filed with the Commission on March 21, 2018;

9. The Registrant’s Current Report on Form 8-K, dated April 24, 2018 and filed with the Commission on April 24, 2018;

10. The Registrant’s Current Report on Form 8-K, dated May 1, 2018 and filed with the Commission on May 1, 2018;

11. The Registrant’s Current Report on Form 8-K, dated May 22, 2018 and filed with the Commission on May 25, 2018;

12.  The Registrant’s Current Report on Form 8-K, dated June 26, 2018, and filed with the Commission on June 29, 2018;

13.  The Registrant’s Current Report on Form 8-K, dated July 1, 2018, and filed with the Commission on July 2, 2018; and

14. The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36878), filed with the Commission on March 16, 2015 under Section 12(b) of the Securities Exchange Act of 1934, as amended, which in turn incorporates by reference the description of the Registrant’s common stock under the caption “Description of Capital Stock” in the prospectus forming part of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on January 5, 2015 (Registration No. 333-201371), as amended, and any prospectus relating thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all other reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain attorneys of Maynard, Cooper & Gale, P.C. beneficially own, in the aggregate, less than one percent (1%) of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify any person, including a director, officer, employee, or agent, who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit, or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided, that, in the case of any threatened, pending, or completed action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director or officer is successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

 Certificate of Incorporation and Bylaws

Article 9 of the Registrant’s Certificate of Incorporation limits the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent provided by Section 102(b)(7) of the DGCL.

Pursuant to Article 6 of the Registrant’s Bylaws, the Registrant will indemnify and hold harmless its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, from and against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Registrant’s directors or officers or, while a director or officer, is or was serving at the Registrant’s request in any position or capacity for any other entity. The Registrant’s Bylaws further provide for the advancement of expenses to directors or officers in defending any proceeding in advance of its final disposition; provided that, to the extent required by law, such an advancement will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to be indemnified for such expenses. In addition, the Registrant’s Bylaws permit the Registrant’s board of directors to provide for indemnification and advancement of expenses to the Registrant’s employees and agents to the extent and in the manner permitted by the DGCL.

Insurance and Contractual Arrangements

The Registrant’s Bylaws authorize the Registrant to purchase and maintain insurance on behalf of its directors, officers, employees, and agents, and persons serving at the Registrant’s request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not the Registrant would have the power or obligation to indemnify such person against the liability.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments that may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law. The Registrant currently maintains management liability insurance, excess director and officer liability insurance, and Side A director and officer liability insurance.

The Registrant’s Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in the Registrant’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, the Registrant has entered into an indemnification agreement with each of its directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. The Registrant is also required to advance expenses to its directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by the Registrant regarding the maintenance of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 2nd day of July, 2018.

NATIONAL COMMERCE CORPORATION By: /s/ Richard Murray, IV Name: Richard Murray, IV Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John H. Holcomb, III, Richard Murray, IV and William E. Matthews, V, or any of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, officers and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 2, 2018.

Name and Signature	Title

/s/ Richard Murray, IV	President, Chief Executive Officer and Director
Richard Murray, IV	(Principal Executive Officer)

/s/ William E. Matthews, V	Vice Chairman and Chief Financial Officer
William E. Matthews, V	(Principal Financial Officer)

/s/ Shelly S. Williams	Senior Vice President and Chief Accounting Officer
Shelly S. Williams	(Principal Accounting Officer)

/s/ John H. Holcomb, III	Executive Chairman
John H. Holcomb, III

Name and Signature	Title
/s/ Joel S. Arogeti	Director
Joel S. Arogeti

/s/ Bobby A. Bradley	Director
Bobby A. Bradley

/s/ Thomas H. Coley	Director
Thomas H. Coley

/s/ Mark L. Drew	Director
Mark L. Drew

/s/ Brian C. Hamilton	Director
Brian C. Hamilton

/s/ R. Holman Head	Director
R. Holman Head

/s/ C. Phillip McWane	Director
C. Phillip McWane

/s/ G. Ruffner Page, Jr.	Director
G. Ruffner Page, Jr.

/s/ Stephen A. Sevigny	Director
Stephen A. Sevigny

/s/ W. Stancil Starnes	Director
W. Stancil Starnes

/s/ Temple W. Tutwiler, III	Director
Temple W. Tutwiler, III

/s/ Russell H. Vandevelde, IV	Director
Russell H. Vandevelde, IV

INDEX TO EXHIBITS

No.	Item

4.1

Form of Common Stock Certificate of National Commerce Corporation (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-201371), filed on February 27, 2015)

4.2

Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

4.3

Amendment to Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1A to NCC’s Annual Report on Form 10-K (File No. 000-55336), filed on February 20, 2015)

4.4	Bylaws of National Commerce Corporation (incorporated herein by reference to Exhibit 3.2 to NCC’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

5.1*	Opinion of Maynard, Cooper & Gale, P.C. regarding legality of securities being registered (including its consent)

23.1*	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 5.1)

23.2*	Consent of Porter Keadle Moore, LLC

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1

1st Manatee Bank Amended and Restated Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-224820), filed on May 18, 2018)

99.2

Form of Stock Option Agreement under the 1st Manatee Bank Amended and Restated Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.2A to the Registrant’s Registration Statement on Form S-4 (File No. 333-224820), filed on May 18, 2018)

99.3

Agreement and Plan of Merger, dated March 20, 2018, by and among National Commerce Corporation, National Bank of Commerce, and Premier Community Bank of Florida (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36878), filed on March 21, 2018)

_________________ * Filed herewith.